Exhibit 99.1

Cohu Announces Resignation of Director

POWAY, Calif., March 30, 2018 -- Cohu, Inc. (NASDAQ: COHU), a leading supplier of semiconductor equipment, today announced that, effective on March 26, 2018, Mr. Karl H. Funke resigned from his position as Director of Cohu. Mr. Funke’s resignation was for personal reasons and did not involve any disagreement with Cohu.

James A. Donahue, Chairman of Cohu, commented, “We thank Karl for his contributions and service as a Director and wish him all the best in his future endeavors.”

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors.

Contact Information:

Cohu: Jeffrey D. Jones – Investor Relations (858) 848-8106